Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 12 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS DECEMBER 5, 2008

On December 5, 2008, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

CAPMARK FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 328-4622

411 Borel Avenue, Suite 320
San Mateo, California

(650) 572-6600

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 4, 2008, Capmark Financial Group Inc. issued a press release announcing the appointment of Jay N. Levine as President and Chief Executive Officer.

The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit No.	Description

99.1	Press Release Announcing the Appointment of Jay N. Levine as President and Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield

Date: December 4, 2008	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Announcing the Appointment of Jay N. Levine as President and Chief Executive Officer

Exhibit 99.1

JAY N. LEVINE APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF

CAPMARK FINANCIAL GROUP INC.

HORSHAM, Pa. – Dec. 4, 2008 — Capmark Financial Group Inc. (“Capmark”) today announced that its board of directors has appointed Jay N. Levine as president and chief executive officer of Capmark, effective immediately.  Levine will also join Capmark’s board of directors.  Levine succeeds William F. Aldinger III, who has resigned his positions as president, chief executive officer and chairman of the board of directors of Capmark.  Aldinger, who will continue to serve as a consultant to Capmark, plans to focus on his other board memberships.

Levine formerly was president, chief executive officer and a member of the board of directors of RBS Global Banking & Markets, North America.  He also served as chief executive officer of RBS Greenwich Capital with responsibility for the company’s institutional, banking and fixed income businesses in the United States.

Dennis D. Dammerman was named chairman of Capmark’s board of directors.

“We want to thank Bill Aldinger for his contributions to making Capmark a strong, independent organization.  We look forward to working with Jay Levine and the rest of the management team as they implement new strategies to drive success despite the current turbulent market conditions,” said Chairman Dammerman.

“The breadth, depth and scope of Capmark’s business is second to none.  With my new colleagues, I am focused on building on all that has been achieved at Capmark,” said Levine.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets.  Capmark has three core businesses: lending and mortgage banking, investments and funds management, and loan servicing.  Capmark operates in North America, Europe and Asia.

For more information about Capmark, visit www.capmark.com.

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©2008 Capmark Financial Group Inc.  All rights reserved.

MEDIA CONTACT:

Joyce Patterson
215-328-3842

Joyce.Patterson@capmark.com

INVESTOR RELATIONS CONTACT:

Bob Sullivan

215-328-1329

Bob.Sullivan@capmark.com